U-SWIRL, INC. ANNOUNCES REDEMPTION OF OUTSTANDING
WARRANTS

HENDERSON, Nevada (April 22, 2014) – U-Swirl, Inc. (OTCQB: SWRL) (“the Company” or “U-Swirl”), the owner and franchisor of U-SWIRL Frozen Yogurt® cafés, today announced its intention to redeem its outstanding Class C warrants, which were initially issued in its 2010 public offering.  The warrant redemption will raise non-dilutive capital and enable U-Swirl to improve its balance sheet.

A Notice of Redemption was mailed to affected warrant holders on April 21, 2014. These warrant holders will have until 5:00 p.m. EDT on May 22, 2014 to exercise their outstanding warrants at $0.60 per share. Thereafter, any warrants that remain unexercised will automatically be redeemed by the Company at a redemption price of $0.05 per warrant. Approximately 1,005,000 warrant shares are affected by this Notice of Redemption.

The current Notice of Redemption was given to the remaining warrant holders at the Company’s option following the qualifying event of its common stock trading at $0.80 per share or higher for five (5) consecutive trading days. If all warrant holders elect to exercise their warrants prior to the redemption date, approximately $603,000 of additional equity capital will be raised by the Company. If none of the warrant holders exercise their warrants prior to the redemption date, U-Swirl will redeem and cancel all affected warrants at an aggregate cost of approximately $50,250.

A total of 1,725,000 Class C warrants were originally issued as part of U-Swirl’s public offering in 2010, and an additional 105,688 Class C warrants were issued upon the exercise of the underwriter’s warrants.  To date, approximately 720,000 warrants have been exercised.

U-Swirl also announced a modification to the warrant issued to Rocky Mountain Chocolate Factory, Inc. (“Rocky Mountain”) in January 2013, which allows Rocky Mountain to maintain its pro-rata ownership interest if existing stock options and/or warrants are exercised.  Under that warrant, Rocky Mountain has the right to purchase 1.5 times the number of shares of common stock issued upon exercise of the Class C warrants.  Pursuant to the modification, Rocky Mountain will exercise that portion of the warrant which corresponds to the exercise of the Class C warrants to the fullest extent possible on a ‘cashless exercise’ basis on May 23, 2014.

“U-Swirl has made great progress in executing on its plan to remove the warrant ‘overhang’ and to reduce the associated derivative liability from its balance sheet, as part of a larger, long-term goal to pursue a listing of its shares on a national stock exchange,” stated Rico Conte, Chief Executive Officer of U-Swirl, Inc. “We appreciate the positive response of investors thus far and hope to find support for this Notice of Redemption, which we believe paves the way for the continued enhancement of shareholder value.”

About U-Swirl, Inc.

U-Swirl, Inc. is an operator and franchisor of self-serve frozen yogurt cafés that operate under the following names: U-SWIRL Frozen Yogurt, CherryBerry, Aspen Leaf Yogurt, Yogli Mogli, Gracie Bleu, Fuzzy Peach and Josie’s Frozen Yogurt.  The cafés offer frozen yogurt in up to 20 non-fat and low-fat flavors, including tart, traditional, and no-sugar-added options, along with fresh sorbet.  Approximately 70 toppings such as fresh fruit, sauces, candies, and granola are available to customize each serving of yogurt to the customer’s individual taste.

In January 2013, the Company acquired frozen yogurt café assets, franchise rights and certain other assets from Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF), primarily in exchange for certain warrants/options, notes payable, and a controlling ownership interest in the Company.

U-Swirl, Inc. is headquartered in Henderson, Nevada, and its common stock trades on the OTCQB under the symbol “SWRL.”  As of April 21, 2014, the Company and/or its franchisees and licensees operated 294 self-serve frozen yogurt cafés in 38 states and 4 foreign countries.  Additional information on U-Swirl, Inc. is available on the Internet at www.u-swirl.com.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchisor of gourmet retail chocolate stores and a manufacturer of an extensive line of premium chocolates and other confectionery products.  The Company’s common stock is listed on the Nasdaq Global Market under the symbol “RMCF”.  Additional information is available on the Internet at www.rmcf.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements.”  These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information.  Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control.  Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions.  The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise, and it undertakes no obligation to revise or update publicly any forward-looking statements for any reason.  The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Please Contact

U-Swirl, Inc. (702) 586-8700
or via email at info@u-swirl.com